Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Marcel Martin
Chief Financial Officer and Vice President of Finance
Haynes International, Inc.
765-456-6129

HAYNES INTERNATIONAL, INC. REPORTS STRONG FOURTH QUARTER

AND FISCAL 2007 FINANCIAL RESULTS

KOKOMO, IN, December 12, 2007 — Haynes International, Inc. (NASDAQ GM: HAYN) today reported net revenues of $161.0 million for the three months ended September 30, 2007 and net income of $17.8 million, or $1.50 per diluted share, compared to net revenues of $114.1 million and net income of $10.3 million, or $1.00 per diluted share, for the same period of fiscal 2006. Revenues for the full fiscal year ended September 30, 2007 were $559.8 million and net income was $66.1 million, or $5.89 per diluted share, compared to net revenues of $434.4 million and net income of $35.5 million, or $3.46 per diluted share, for fiscal 2006.

“We are very pleased with the operating results from the fourth quarter of fiscal 2007 and for the full fiscal year,” said Francis Petro, Haynes’ President and Chief Executive Officer.  “We continued to experience solid demand in the markets we serve, which combined with higher raw material costs, resulted in higher average selling prices and record revenues and profits.  In addition, we continued to make significant progress in the fourth quarter on the upgrades of mill equipment integral to increasing efficiency and capacity.  With the completion of the upgrade on the first of our two annealing lines during the fourth quarter and in conjunction with completion of the upgrade to our second annealing line in fiscal 2008, we will be well positioned to capitalize on the strength of our current markets and grow our volume.”

Fiscal 2007 Results

Net Revenues. Net revenues increased by $125.4 million, or 28.9%, to $559.8 million in fiscal 2007 from $434.4 million in fiscal 2006. Volume for all products increased by 4.9% to 22.7 million pounds in fiscal 2007 from 21.6 million pounds in fiscal 2006. Volume of high-performance alloys increased by 11.5% to 20.5 million pounds in fiscal 2007 as compared to 18.4 million pounds in fiscal 2006. Volume of stainless steel wire decreased by 32.3% to 2.2 million pounds in fiscal 2007 as compared to 3.2 million pounds in fiscal 2006 as a result of the Company’s strategy to reduce production of stainless steel wire and increase production of high-performance alloy wire due to higher average selling price available on high-performance alloy wire. The average selling price per pound for all products increased by 22.8% to $24.65 per pound in fiscal 2007 from $20.07 per pound in fiscal 2006, due primarily to market demand and passing through higher raw material costs.

Cost of Sales. Cost of sales as a percentage of net revenues decreased to 73.0% in fiscal 2007 from 74.9% in fiscal 2006. This decrease in the percentage can be attributed to a combination of the following factors: (i) improved product pricing combined with overall improvement in volume, which resulted in the increased absorption of fixed manufacturing costs, (ii) reductions in manufacturing cost resulting from the capital improvements program, and (iii) decreases in energy costs (primarily natural gas).  These positive factors were partially offset by higher raw material costs and a bonus payment to union employees upon ratification of the collective bargaining agreement of $2.2 million (0.4% of net revenues).  Raw material costs were significantly higher in fiscal 2007 than in fiscal 2006, primarily as a result of increased costs for nickel, which makes up approximately 63% of the Company’s raw material costs. Although, as reported by the London Metals Exchange, the average price per pound for 30-day cash buyers of nickel at September 30, 2007 was $13.40 compared to $13.67 at September 30, 2006, the average price over the course of fiscal 2007 was higher than fiscal 2006. The London Metals Exchange “Thirty Day Average” month-end price averaged (13 point average) $17.00 per pound for the twelve month period ending September 30, 2007 versus $7.50 per pound for the twelve month period ending September 30, 2006.

Selling, General and Administrative Expense. Selling, general and administrative expense decreased by $0.9 million to $39.4 million in fiscal 2007 from $40.3 million in fiscal 2006. The decrease is primarily attributable to $1.1 million of costs incurred in fiscal 2006 related to strategic alternatives that did not occur in fiscal 2007. Selling, general and administrative expense as a percentage of net revenues decreased to 7.0% in fiscal 2007 compared to 9.3% for fiscal 2006 due primarily to the increased level of net revenues.

Research and Technical Expense. Research and technical expense slightly increased by $0.5 million to $3.1 million, or 0.6% of net revenues, in fiscal 2007 compared to $2.7 million, or 0.6% of net revenues, in fiscal 2006.

Operating Income. As a result of the above factors, operating income in fiscal 2007 was $108.5 million compared to $65.9 million in fiscal 2006.

Interest Expense. Interest expense decreased by $4.1 million to $3.9 million in fiscal 2007 from $8.0 million for fiscal 2006. The decrease is due to a lower average balance outstanding slightly offset by a higher interest rate and less interest capitalized on long-term capital projects.

Income Taxes. Income tax expense increased to $38.5 million in fiscal 2007 from $22.3 million in fiscal 2006 due to higher pretax income. The effective tax rate for fiscal 2007 was 36.8% compared to 38.6% in fiscal 2006. The decrease in effective tax rate is primarily attributable to (i) amended tax returns to claim favorable items from extraterritorial income exclusion and foreign tax credits and (ii) higher foreign taxable income at a lower tax rate as compared to taxable income in the U.S. at a higher tax rate.

Net Income. As a result of the above factors, net income increased by $30.6 million, or 86.0%, to $66.1 million in fiscal 2007 compared to $35.5 million in fiscal 2006.

Liquidity

At September 30, 2007, the Company had cash and cash equivalents of approximately $5.7 million compared to cash and cash equivalents of approximately $6.2 million at September 30, 2006, and has access to additional cash of approximately $96.6 million under both its U.S. and U.K. revolving credit facilities ($84.4 million in the U.S. and $12.2 million in the U.K.) subject to borrowing base and certain reserves.

Net cash provided by operating activities was $4.6 million (which includes the proceeds, net of expenses, of the $50.0 million up-front payment received from TIMET) in fiscal 2007, as compared to cash provided by operating activities of $0.3 million in fiscal 2006.  At September 30, 2007, inventory balances (net of foreign currency adjustments) were approximately $103.1 million higher than at September 30, 2006, as a result of the continued increase in costs of raw materials (nickel, molybdenum and cobalt), a higher level of inventory required to be maintained to support the increased level of sales and a level of safety stock in order to continue production and shipments through the planned outages related to the capital upgrades. In addition, the accounts receivable balance increased by $26.3 million due to the increased level of sales. Slightly offsetting the inventory and accounts receivable increase is an increase in accounts payable and accrued expenses, which provided cash of $12.6 million. Net cash used in investing activities was $16.1 million in fiscal 2007, as a result of the continuing capital expenditure program.  Borrowings on the revolving credit facility decreased by $81.0 million as a result of application of the net proceeds of $78.9 million from the Company’s sale of common stock and cash generated from operations, which included the proceeds, net of expenses, of the $50.0 million up-front payment received from TIMET.  Taxes will be paid related to the TIMET transaction primarily in the first quarter of fiscal year 2009. Also included in cash from financing activities is $10.9 million for the excess tax benefit from the exercise of 450,000 stock options in the underwritten public offering and from the exercise of an additional 157,237 stock options in the fourth quarter.

The Company’s sources of cash for fiscal 2008 are expected to consist primarily of cash generated from operations, cash on hand, and borrowings under both the U.S. revolving credit facility and the U.K. revolving credit facility.  The U.S. revolving credit facility and the U.K. revolving credit facility combine to provide borrowings in a maximum amount of $135.0 million, subject to a borrowing base formula and certain reserves.

The Company’s primary uses of cash over the next twelve months are expected to consist of expenditures related to income tax payments; reduction of debt; capital spending to increase capacity and improve reliability and performance of the equipment; pension plan funding; and  interest payments on outstanding indebtedness.

Outlook

The Company’s consolidated backlog increased by $29.4 million, or 14.2%, to $236.3 million at September 30, 2007 from $206.9 million at September 30, 2006.

Planned fiscal 2008 capital spending is targeted at $15.0 million.  The main projects for fiscal 2008 include continuing the upgrade of the number one electric annealing line at the Kokomo, Indiana facility and the new pilger mill at the Arcadia, Louisiana facility. The upgrade on the number one electric annealing line is scheduled to be completed in two phases during fiscal 2008. The first phase will start in December of this calendar year and take approximately two months to complete. During this two month period the electric annealing line will be out of service. The second phase of the upgrade will start in April 2008 and finish in June 2008. During the second outage the electric annealing line will again be out of service. Although management believes that fiscal 2008 will show growth in high-performance alloy volumes, the trend from quarter to quarter may not be as smooth as that seen in fiscal 2006 and 2007.  Furthermore, the total year-to-year increase from fiscal 2007 to fiscal 2008, may not equal the year-to-year growth seen from fiscal 2006 to fiscal 2007. In addition to increasing capacity, management also believes that the completion of these capital projects and the related improvements in reliability and performance of the equipment will have a positive effect on long-term profitability and working capital management.

Commenting on the outlook for fiscal 2008 and forward, Mr. Petro said, “We expect the demand for our high-performance alloys to be positively driven by the continuation of favorable trends in the aerospace market, chemical processing construction and maintenance markets and the land-based gas turbine market.  These favorable market trends reflect the anticipated growth in the emergent economies of Asia. We also believe that our value-added services will help us to compete with added competition as a result of extra capacity in the stainless market in early fiscal 2008.”

“In addition to the favorable demand outlook, we anticipate that our capital upgrade program will increase our capacity to satisfy expected market growth, as well as reduce associated manufacturing costs, although equipment downtime may have a short-term affect on volume in certain quarters in fiscal 2008.  We also believe these capital upgrades will reduce the likelihood of unplanned equipment outages and increase our production capacity.  In view of the favorable demand outlook and the timing of the capital program, we believe we are well positioned to continue generating positive returns for our shareholders. Correspondingly, we have adjusted the timing of when we believe we can achieve annual shipments of 23.5 million pounds of high-performance alloys to no later than fiscal 2010, which we previously estimated would be sometime between fiscal 2009 and the end of fiscal 2011.”

Although current economic trends are favorable, a slowdown in overall global economic growth, an economic downturn or other adverse economic developments could materially reduce the demand for the Company’s products and materially and adversely affect its business.

Earnings Conference Call

The Company will host a conference call on Thursday, December 13, 2007, to discuss its results for the fiscal year ended September 30, 2007.  Francis Petro, President and Chief Executive Officer, and Marcel Martin, Chief Financial Officer and Vice President of Finance, will host the call and be available to answer questions.

To participate, please dial the teleconferencing number shown below five minutes prior to the scheduled conference time.

Date:	Thursday, December 13, 2007	Dial-In Numbers:	877-407-9205 (Domestic)
Time:	9:00 a.m. Eastern Time		201-689-8054 (International)
8:00a.m. Central Time
7:00 a.m. Mountain Time
6:00 a.m. Pacific Time

A live Webcast of the conference call will be available at www.haynesintl.com.

For those unable to participate a replay will be available from Wednesday, December 13th at 11:00 a.m. ET, through 11:59 p.m. ET on Thursday, December 20, 2007. To listen to the replay, please dial:

Domestic:	877-660-6853
International:	201-612-7415

Replay Access:	Account: 286	Conference: 264651

A replay of the Webcast will also be available at www.haynesintl.com until January 10, 2008.

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high performance alloys, primarily for use in the aerospace and chemical processing industries.

Cautionary Note Regarding Forward-Looking Statements

This news release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, particularly under the “Outlook” section above.  When used in this news release, the words “believes,” “anticipates,” “expects,” “plans” and similar expressions are intended to identify forward-looking statements.  Although the Company believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, such forward-looking statements are subject to a number of risks and uncertainties, and the Company can provide no assurances that such plans, intentions or expectations will be achieved.  Many of these risks are discussed in detail in the Company’s filings with the Securities and Exchange Commission, in particular in its Form 10-K for the fiscal year ended September 30, 2007.  You should carefully read these risk factors.

All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements.  All forward-looking statements speak only to the respective dates on which such statements are made and the Company does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

It is not possible to anticipate and list all risks and uncertainties that may affect the future operations or financial performance of the company; however, they include, but are not limited to, the following:

•                  Commercialization of new production capacity;

•                  Any significant decrease in customer demand for our products or in demand for our customers’ products;

•                  Our dependence on production levels at our Kokomo facility and our ability to make capital improvements at that facility;

•                  Rapid increases in the cost of nickel, energy and other raw materials;

•                  Our ability to continue to develop new commercially viable applications and products;

•                  Our ability to recruit and retain key employees;

•                  Our ability to comply, and the costs of compliance, with applicable environmental laws and regulations; and

•                  Economic and market risks associated with foreign operations and U.S. and world economic and political conditions.

Schedule 1

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except share and per share data)

	Year Ended September 30, 2006	Year Ended September 30, 2007
Net revenues	$434,405	$559,836
Cost of sales	325,573	408,752
Gross profit	108,832	151,084
Selling, general and administrative expense	40,296	39,441
Research and technical expense	2,659	3,116
Operating income	65,877	108,527
Interest expense, net	8,024	3,939
Income before income taxes	57,853	104,588
Provision for income taxes	22,313	38,468
Net income	$35,540	$66,120

Net income per share:
Basic	$3.55	$6.07
Diluted	$3.46	$5.89

Weighted average shares outstanding:
Basic	10,000,000	10,896,067
Diluted	10,270,642	11,230,101

Schedule 2

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share data)

	September 30, 2006	September 30, 2007
ASSETS
Current assets:
Cash and cash equivalents	$6,182	$5,717
Restricted cash—current portion	110	110
Accounts receivable, less allowance for doubtful accounts of $1,751 and $1,339, respectively	77,962	106,414
Inventories, net	179,712	286,302
Income taxes receivable	—	1,760
Deferred income taxes	10,759	10,801
Other current assets	—	1,457
Total current assets	274,725	412,561
Property, plant and equipment, net	88,921	97,860
Deferred income taxes—long term portion	27,368	22,738
Prepayments and deferred charges, net	2,719	3,702
Restricted cash—long term portion	440	330
Goodwill	42,265	41,252
Other intangible assets	9,422	8,526
Total assets	$445,860	$586,969
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$45,487	$60,443
Income taxes payable	2,294	—
Accrued pension and postretirement benefits	8,134	14,647
Revolving credit facilities	116,836	35,549
Deferred revenue — current portion	—	2,500
Current maturities of long-term obligations	110	110
Total current liabilities	172,861	113,249
Long-term obligations (less current portion)	3,097	3,074
Deferred revenue (less current portion)	—	45,329
Accrued pension and postretirement benefits	118,354	108,940
Total liabilities	294,312	270,592
Stockholders’ equity:
Common stock, $0.001 par value (20,000,000 and 40,000,000 shares authorized, 10,000,000 and 11,807,237 shares issued and outstanding at September 30, 2006 and September 30, 2007, respectively)	10	12
Preferred stock, $0.001 par value (20,000,000 shares authorized, 0 shares issued and outstanding)	—	—
Additional paid-in capital	122,937	218,504
Accumulated earnings	27,760	93,880
Accumulated other comprehensive income	841	3,981
Total stockholders’ equity	151,548	316,377
Total liabilities and stockholders’ equity	$445,860	$586,969

Schedule 3

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Year Ended	Year Ended
	September 30,	September 30,
	2006	2007
Cash flows from operating activities:
Net income	$35,540	$66,120
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	6,926	7,501
Amortization	1,964	1,146
Stock compensation expense	2,786	3,136
Excess tax benefit from option exercises	—	(10,869)
Deferred revenue	—	50,000
Deferred revenue — portion recognized	—	(2,171)
Deferred income taxes	(2,644)	3,928
Loss on disposition of property	140	134
Change in assets and liabilities:
Accounts receivable	(18,125)	(26,308)
Inventories	(30,122)	(103,100)
Other assets	(216)	(2,573)
Accounts payable and accrued expenses	(925)	12,558
Income taxes	1,901	8,754
Accrued pension and postretirement benefits	3,043	(3,680)
Net cash provided by operating activities	268	4,576
Cash flows from investing activities:
Additions to property, plant and equipment	(10,668)	(16,226)
Change in restricted cash	110	110
Net cash used in investing activities	(10,558)	(16,116)
Cash flows from financing activities:
Net increase (decrease) in revolving credit	12,368	(81,287)
Proceeds from equity offering, net	—	72,752
Proceeds from exercise of stock options	—	8,478
Excess tax benefit from option exercises	—	10,869
Changes in long-term obligations	1,009	(119)
Net cash provided by financing activities	13,377	10,693
Effect of exchange rates on cash	209	382
Increase (decrease) in cash and cash equivalents	3,296	(465)
Cash and cash equivalents:
Beginning of period	2,886	6,182
End of period	$6,182	$5,717
Supplemental disclosures of cash flow information:
Cash paid during period for:
Interest (net of capitalized interest)	$7,992	$3,794
Income Taxes	$23,148	$26,072

Schedule 4

Quarterly Data

       The unaudited quarterly results of operations of the Company for the years ended September 30, 2007 and 2006 are as follows:

	2007
	Quarter Ended
(in thousands, except share and per share data)	December 31	March 31	June 30	September 30
Net revenues	$120,463	$137,336	$141,087	$160,950
Gross profit	33,621	40,333	36,939	40,191
Net income	13,184	17,404	17,741	17,791
Net income per share:
Basic	$1.32	$1.70	$1.52	$1.53
Diluted	$1.27	$1.63	$1.49	$1.50

	2006
	Quarter Ended
	December 31	March 31	June 30	September 30
Net revenues	$94,407	$110,981	$114,932	$114,085
Gross profit	17,312	28,593	33,234	29,693
Net income	3,333	9,959	11,975	10,273
Net income per share:
Basic	$0.33	$1.00	$1.20	$1.03
Diluted	$0.33	$0.97	$1.16	$1.00